Summary Translation	Exhibit 4.86

Domestic Factoring Agreement

Contract No.：04020203-2011（EFR）00033

Borrower : Shijie Kaiyuan Auto Trade Co., Ltd.

Lender : ICBC Bank Hebei Branch

Signing Date : June 24, 2011

Loan Amount : RMB50, 000,000

Length of maturity : From June 24, 2011 to June 23, 2012

Use of Loan : - Vehicle Purchases

Loan Interest : 7.572%

Date of Draft : From June 24, 2011

Withdrawal Amount : RMB50, 000,000

Payment Method : Repayments of the loan shall be in accordance with the Transfer Schedule of Accounts Receivable attached hereto.

Repayment Date : June 23, 2012

Transfer Schedule of Accounts Receivable : Shijie Kaiyuan Auto Trade Co., Ltd. will transfer  a total amount of RMB 60,158,560 to ICBC Bank Hebei Branch on June 23, 2012.